Ally Financial Declares Dividends on Preferred Stock

DETROIT (Jan. 14, 2011) – The Ally Financial Inc. (Ally) Board of Directors has declared quarterly dividend payments for certain outstanding preferred stock.

A quarterly dividend payment was declared on Ally’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (Series F-2 Preferred Stock), of approximately $134 million, or $1.125 per share, and is payable to the U.S. Department of the Treasury (U.S. Treasury).  A quarterly dividend payment was also declared on Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G (Series G Preferred Stock) of approximately $45 million, or $17.50 per share, and is payable to shareholders of record as of Feb. 1, 2011.  The Series G Preferred Stock was issued to investors in connection with the company’s private exchange and cash tender offers, which were completed in December 2008.  Each of these dividends were declared by the board of directors on Jan. 4, 2011, and are payable on Feb. 15, 2011.

A separate dividend payment of approximately $62 million, or $.5625 per share, was declared and paid on shares of Series F-2 Preferred Stock held by the U.S. Treasury that were converted into Ally common stock on Dec. 30, 2010.  This payment included accrued but unpaid dividends related to Series F-2 Preferred Stock that was converted to common stock.

Including the above dividend payments on the Series F-2 Preferred Stock, Ally will have paid a total of approximately $1.9 billion in dividends to the U.S. Treasury since February 2009.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $173 billion in assets as of Sept. 30, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

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Contacts:
Jim Olecki
212-884-7955
james.olecki@ally.com

Chris McNamee
212-884-7935
christopher.mcnamee@ally.com